Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 47% INCREASE IN FISCAL 2009 EPS

IRVINE, CALIFORNIA, July 31, 2009 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fourth quarter ended June 30, 2009, net earnings of $2.6 million increased 55% from net earnings of $1.7 million for the fourth quarter of fiscal 2008. Diluted earnings per share for the fourth quarter of 2009 were up 77% to $0.25 per share, compared to $0.14 per share for the fourth quarter of the prior year. For the fiscal year ended June 30, 2009, net earnings of $9.3 million increased 33% from $7.0 million reported for fiscal 2008. Diluted earnings per share of $0.89 for the fiscal year ended June 30, 2009 were 47% greater than $0.61 per share reported for the prior year. Earnings per share comparisons benefited from the Company's August 2008 purchase of 1.3 million shares of common stock pursuant to a modified Dutch auction tender offer that reduced the fully diluted average shares outstanding by 12% for the quarter and 10% for the year.

The improvement in net earnings for the fourth quarter and year-ended June 30, 2009 is largely due to reduced S,G&A expenses, along with higher income earned on the loan and investment portfolios. The significant improvement in fourth quarter results reflects in part the fact that 2008 results included an after-tax charge of $444,000 related to an unrealized loss on an investment security. Without this charge, earnings per share for the fourth quarter of 2008 would have been $.18 per share, and the increase in earnings per share for the fourth quarter of 2009 would have been 39%. For the full fiscal year, impairment charges on investment securities were recognized in both 2008 and 2009, and the impact is not a significant differential.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2009 increased 7% to $7.9 million, compared to $7.4 million for the fourth quarter of fiscal 2008. The increase was primarily due to a $1.2 million increase in investment income earned on average total cash and investment balances that more than doubled to $161.7 million and offset a $749,000 decline in direct finance and loan income. While commercial loan income increased by $659,000 on a loan portfolio that stood at $71.1 million at June 30, 2009, direct finance income decreased by $1.4 million as a result of a 5% decline in the average net investment in leases. The average yield on leases and loans held in the Company's own portfolio decreased 237 basis points to 8.65%. The average yield on cash and investments increased 154 basis points to 4.1%, largely due to efforts to diversify into higher yielding investments. During the fourth quarter of fiscal 2009, interest expense on deposits and borrowings increased by $153,000 to $1.6 million reflecting an 89% increase in average deposit and borrowing balances to $258.0 million that offset an 180 basis point decrease in average interest rates paid to 2.5%. During the fourth quarter of fiscal 2009, the Company recorded a provision for credit losses of $500,000, compared to $585,000 during the fourth quarter of fiscal 2008. This amount related to the deterioration in credit quality of certain customers during the quarter and continued uncertainty on the economic front. As a result of the foregoing, net direct finance, loan and interest income after provision for lease losses increased 8% to $5.8 million, compared to $5.3 million for the fourth quarter of fiscal 2008.

For the fourth quarter ended June 30, 2009, other income of $1.5 million was up 41% from $1.1 million for the fourth quarter of the prior year. The difference was primarily due to the loss recognized on the equity investment during the prior year period. The foregoing factors resulted in gross profit of $7.3 million for the fourth quarter of fiscal 2009, a 13% increase from $6.4 million for the quarter ended June 30, 2008.

Gross profit for the year ended June 30, 2009 was up 5% to $28.4 million compared to $27.1 million for the prior year. Total direct finance, loan and interest income for fiscal 2009 increased 7% to $29.9 million, compared to $27.8 million in fiscal 2008. The increase for the year was due to a $3.1 million increase in income earned from commercial loans and a $2.7 million increase in investment income, which was offset in part by a $3.8 million decrease in direct finance income. The lower direct finance income related to a 7% decrease in the average portfolio while the average loan portfolio increased by over 400%. The average yield on leases and loans held in the Company's own portfolio decreased by 151 basis points to 9.17%, while the average yield on cash and investments increased by 65 basis points to 4.09% on average cash and investment balances that more than doubled to $113.1 million. For the year ended June 30, 2009, interest expense on deposits and borrowings increased by $882,000 to $6.6 million, reflecting a 76% increase in average balances and a 167 basis point decrease in average rates paid. Borrowings from the Federal Home Loan Bank Board and the Federal Reserve of $45.4 million contributed to lowering CalFirst Bank's borrowing costs. The Company recorded a provision for credit losses of $1.7 million for fiscal 2009, compared a provision of $1.2 million recognized during fiscal 2008.

The 2009 provision related to the substantial growth in and heightened credit risk within the commercial loan portfolio, as well as deterioration in the credit quality of certain customers. The above factors contributed to a 3% increase in net direct finance, loan and interest income after provision for credit losses in fiscal 2009 to $21.6 million, compared to $20.9 million in fiscal 2008.

For fiscal 2009, other income of $6.8 million was up 11% from 6.1 million during fiscal 2008. This increase primarily related to higher gains earned on the sale of leases.

CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses of $3.1 million recognized during the fourth quarter were 17% below the fourth quarter of fiscal 2008, while S,G&A expenses recognized for the year of $13.5 million were 15% lower than the $15.9 million reported for the prior year. The lower S,G&A expenses for both periods related to lower fixed and variable office costs resulting from efforts to lower overhead, including substantial savings from lower personnel costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "Fiscal 2009 results continued to reflect the benefit of steps taken to diversify into commercial loans and take advantage of other investment opportunities in this market. Lease bookings during fiscal 2009 of $143.7 million were up 5% from the prior year, and with commercial loan boardings up 16% to $51.5 million, the combined loan and lease assets booked of $195.1 million increased 8%. As a result, the net investment in loans and leases of $284.8 million at June 30, 2009 is up 9% from $262.4 million at June 30, 2008. During the fourth quarter, we began to see some pick-up in our lease origination activity, and for the year, the volume of new leases originated of $138 million is up slightly from the prior year. Commercial loan commitments in fiscal 2009 were down from the prior year, so total lease and loan originations of $171 million were about 9% lower than total origination in fiscal 2008. The backlog of approved but unbooked leases and loans at June 30, 2009 is approximately 24% below the level of a year ago.

"During fiscal 2009, the Company focused significant attention on expanding its investment in marketable securities, resulting in a total portfolio of $119.6 million at June 30, 2009, up from $6.4 million at June 30, 2008. In addition to U. S. agency mortgage-backed securities and bank issued trust preferred securities, recent additions have targeted investment grade corporate bonds. CalFirst Bank also has benefited from lower cost funding opportunities offered through borrowings from the Federal Home Loan Bank Board and the Federal Reserve at an average cost of 0.79%, compared to average deposit rates of 3.5%. These efforts to better utilize the Company's substantial capital base, which at June 30, 2009 stood at $191.4 million, resulted in a 26% increase in total assets to $489.0 million at June 30, 2009 from $386.6 million at June 30, 2008. Despite this expansion, CalFirst Bancorp remains very well capitalized with a tier-1 capital ratio of over 40%."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to refer to the Company's 2008 Annual Report on Form 10-K and the 2009 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
Direct finance and loan income	$ 6,232	$ 6,981	$ 25,236	$ 25,927
Interest income on investments	1,657	424	4,626	1,914
Total direct finance, loan and interest income	7,889	7,405	29,862	27,841

Interest expense on deposits and borrowings	1,633	1,479	6,617	5,735
Provision for credit losses	500	585	1,675	1,165
Net direct finance, loan and interest income, after provision for credit losses	5,756	5,341	21,570	20,941
Other income
Operating and sales-type lease income	356	510	3,103	2,810
Gain on sale of leases and leased property	817	1,058	3,712	3,366
Other fee income (loss)	332	(504)	(31)	(59)
Total other income	1,505	1,064	6,784	6,117

Gross Profit	7,261	6,405	28,354	27,058

Selling, general and administrative expenses	3,103	3,729	13,472	15,888

Earnings before income taxes	4,158	2,676	14,882	11,170

Income taxes	1,559	1,004	5,581	4,189

Net earnings	$ 2,599	$ 1,672	$ 9,301	$ 6,981

Basic earnings per common share	$ 0.26	$ 0.15	$ 0.90	$ 0.62
Diluted earnings per common share	$ 0.25	$ 0.14	$ 0.89	$ 0.61

Weighted average common shares outstanding	10,149	11,440	10,333	11,265
Diluted number of common shares outstanding	10,235	11,652	10,404	11,507

Dividends declared per common share	$ 0.12	$ 0.12	$ 0.48	$ 0.48

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2009	June 30, 2008
ASSETS
Cash and short term investments	$ 55,217	$ 71,790
Investment securities	119,600	6,360
Net receivables	3,508	1,946
Property for transactions in process	12,373	29,046
Net investment in leases	213,623	220,163
Commercial loans	71,130	42,212
Income tax receivable	3,968	4,239
Other assets	2,564	1,564
Discounted lease rentals assigned to lenders	6,989	9,274
	$488,972	$386,594
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,569	$ 2,422
Income taxes payable, including deferred taxes	12,672	6,993
Deposits	220,944	156,239
Borrowings	45,444	-
Other liabilities	8,978	9,211
Non-recourse debt	6,989	9,274
Total liabilities	297,596	184,139
Stockholders' Equity	191,376	202,455
	$488,972	$386,594